Exhibit 99.1

News Corporation

N E W S   R E L E A S E

For Immediate Release	Contact: Media: Andrew Butcher 212-852-7070
Investors: Reed Nolte 212 852 7092

News Corporation Announces Increased Offer For Fox Class A Shares and Extension of Offer

Fox Special Committee To Recommend Offer; Litigation Settled In Principle

NEW YORK, NY, March 3, 2005 – News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) announced today that it is increasing the exchange ratio in its previously announced exchange offer for all of the outstanding shares of Fox Entertainment Group, Inc.’s Class A common stock (NYSE: FOX) that News Corporation does not already own.

Pursuant to the terms of the increased exchange offer, holders of Fox Class A common stock will receive 2.04 shares of News Corporation Class A common stock in exchange for each outstanding share of Fox Class A common stock validly tendered and not withdrawn in the exchange offer.

Except for the increase in the exchange ratio, the other terms and conditions of the exchange offer remain unchanged, including the condition that there must be validly tendered a majority of the outstanding shares of Fox Class A common stock not beneficially owned by News Corporation or its affiliates, directors and executive officers or the directors and executive officers of Fox.

News Corporation’s increase in the exchange ratio followed discussions with the special committee of the Fox board of directors, solely comprising independent directors, formed to consider the exchange offer and plaintiffs in the lawsuit referred to below. News Corporation expects to mail a prospectus supplement to Fox stockholders in the near future.

News Corporation has been informed by the special committee that the committee intends to recommend that Fox stockholders accept the increased exchange offer and tender their shares. The special committee received fairness opinions from its financial advisors, The Blackstone Group L.P. and Morgan Stanley & Co. Incorporated.

News Corporation also announced the settlement in principle of a purported consolidated class action lawsuit filed in the Delaware Court of Chancery and purported class action lawsuits filed in the Supreme Court of the State of New York County of New York and the U.S. District Court for the Southern District of New York, in each case, brought on behalf of stockholders of Fox other than News Corporation challenging the exchange offer. A memorandum of understanding setting forth the terms of the settlement was entered into by the plaintiffs and the named defendants as of March 2, 2005. Among other conditions, the settlement is subject to negotiation of final settlement documentation, confirmatory discovery by the plaintiffs, court approval of the settlement and dismissal with prejudice of the litigation.

News Corporation has extended the exchange offer, previously scheduled to expire at midnight on March 4, 2005, until midnight, New York City time, on March 18, 2005.

1211 AVENUE OF THE AMERICAS  •  NEW YORK, NEW YORK 10036  •  newscorp.com

News Corporation NEWS RELEASE

The exchange agent for the offer has advised News Corporation that, as of 5:00 P.M., New York City time, March 1, 2005, an aggregate of approximately 1,693,297 shares of Fox Class A common stock have been tendered to News Corporation in the exchange offer. News Corporation had anticipated that the vast majority of the shares that would be ultimately tendered in connection with the offer would be tendered in the final few days before the final expiration date of the exchange offer.

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WHERE TO FIND ADDITIONAL INFORMATION

In connection with the offer by Fox Acquisition Corp (a wholly owned subsidiary of News Corporation) of shares of News Corporation Class A common stock in exchange for shares of Fox Class A common stock (the “Exchange Offer”), News Corporation has filed with the SEC a Registration Statement on Form S-4 containing a prospectus relating to the Exchange Offer and a Schedule TO. FOX STOCKHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS (AND ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NEWS CORPORATION, FOX, FOX ACQUISITION CORP AND THE EXCHANGE OFFER. Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may be obtained without charge at News Corporation’s website, www.newscorp.com, or by directing a request to News Corporation’s investor relations department at News Corporation, Investor Relations, 1211 Avenue of the Americas, New York, NY 10036.

In addition, Fox stockholders may obtain free copies of the documents filed with the SEC by directing a written or oral request to the information agent for the Exchange Offer, Georgeson Shareholder Communications, Inc., collect at (212) 440-9800 or toll-free at (866) 873-6991.

News Corporation had total assets as of December 31, 2004 of approximately US$53 billion and total annual revenues of approximately US$22 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

FORWARD-LOOKING STATEMENTS

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

1211 AVENUE OF THE AMERICAS  •  NEW YORK, NEW YORK 10036  •  newscorp.com